Exhibit 99.1

StockerYale Announces Third Quarter 2005 Financial Results

Company Appoints New CFO and Reports Record $6.0 Million Order BookingsNarrower Operating Loss

SALEM, N.H.—(BUSINESS WIRE)—Oct. 27, 2005—StockerYale, Inc. (NASDAQ: STKR), a leading independent provider of photonics-based products today announced its financial results for the third quarter ended September 30, 2005.

Revenues increased 3% to $5.0 million for the quarter ended September 30, 2005, compared to $4.9 million reported in the same period of the prior year and 6% sequentially. The Company noted strong growth in its specialty fiber/optical components business, as well as continued growth in its core laser product line and an improvement in sales through the Company’s Singapore subsidiary. Comparative revenues would have been higher except for a drop in sales of its older illumination lines, namely fiber optic and fluorescent illuminators. Specialty optical fiber revenue recorded the quarter ended September 30, 2005, was more than triple that reported in the comparable quarter of 2004 and increased 36% sequentially. Specialty optical fiber is the fastest growing, highest margin product line of the Company’s business, although a modest percentage of total company revenues. Driving this growth were fibers for fiber optic gyroscopes and other security applications for the defense industry, as well as increased sales to Mitsubishi.

Gross profit increased 7% to $1.6 million versus $1.5 million recorded in the third quarter 2004. Gross margin benefited from higher margins in specialty fiber and the Singapore subsidiary, but were offset by weaker laser product mix sales and a provision for inventory obsolescence. Gross margins for the third quarter 2005 and 2004 were 32% and 30%, respectively.

The operating loss for the quarter was $1.1 million, which represents a 39% improvement over the $1.8 million loss reported in the third quarter a year ago, and a 28% improvement versus the $1.5 million operating loss reported in the second quarter of 2005, which included a $618,000 real estate asset impairment charge. Operating expenses declined 19% to $2.6 million versus $3.2 million reported in the comparable quarter of the prior year, and was flat versus the second quarter of 2005. The improvement was due primarily to a 34% reduction in general and administrative costs. The EBITDA loss declined 60% to $489,000 in the third quarter 2005 compared to $1.2 million in the third quarter of the prior year.

“The third quarter represented continued improvement in StockerYale’s financial performance due to higher sales of the Company’s most important product lines which offer higher growth and profit potential,” said Mark W. Blodgett, Chairman and Chief Executive Officer. “While quarterly revenue growth was partially offset by significantly lower sales of its legacy products, namely fiber optic and fluorescent illuminators, we were particularly pleased by the growth in the Company’s fiber business which represents, along with structured light lasers and LEDs, the future of the Company. Management remains focused on maintaining the right balance between investing for growth over the long-term and aggressively managing costs to deliver the improved financial performance that our shareholders expect,” added Blodgett.

Third Quarter Financial Highlights

•	Revenues were $5.0 million, up 3% comparatively and 6% sequentially with strong performance in specialty fiber and lasers.

•	Order bookings were a record $6.0 million versus $5.0 million the previous quarter.

•	Gross profit increased 7% to $1.6 million versus $1.5 million a year ago. Gross margin increased from 30% to 32%.

•	Sales, General and Administrative expenses declined 23% versus third quarter 2004 due to lower administrative costs. Research & development were down modestly at 16% of revenues.

•	Operating loss declined 39% to $1.1 million from the comparable quarter due to sales of higher margin products and lower operating expenses.

•	EBITDA loss was $489,000 versus $1.2 million loss reported in the third quarter of the prior year.

•	Received first laser orders from SICK AG for the world’s first 3D Smart Camera. The Company expects these lasers to represent one of the Company’s fastest areas of revenue growth.

•	Commenced manufacturing Ytterbium fiber under patent license for fiber lasers, which are expected to compete with conventional commercial YAG lasers. The fiber is currently specified into one of the world’s leading fiber laser manufacturers and shipments have commenced.

New CFO Appointment

The Company announced today that Marianne Molleur had been promoted from Corporate Controller to Senior Vice President and Chief Financial Officer, replacing Richard P. Lindsay who resigned effective today to pursue other interests. Ms. Molleur has been Controller since May 2005 and was previously a financial consultant to the Company. She is a CPA with over 20 years of experience with manufacturing and high-tech companies with up to $300 million in revenue, including all accounting functions, financial reporting, treasury activities and information technology at both public and private companies. Mr. Lindsay stated: “While I have elected to pursue new opportunities at this time, I have enjoyed being part of the StockerYale management team and participating in the Company’s overall financial improvement. I am confident that Marianne Molleur, who has been responsible for the Company’s accounting, financial and SEC reporting, will continue to do an outstanding job for StockerYale in her expanded role as CFO.”

“As CFO of StockerYale, Rich has played important roles in enhancing and streamlining our world wide reporting processes, as well as helping the Company implement new internal controls related to Sarbanes-Oxley financial reporting requirements,” stated Mark W. Blodgett. “We have been fortunate to work with Rich and thank him for his many contributions and wish him success in his future endeavors. Since joining the Company, Marianne has demonstrated strong management, accounting and financial skills. The entire management team and our Board of Directors look forward to working with Marianne in her new role,” added Blodgett

Outlook

“During the quarter, StockerYale achieved record order bookings totaling approximately $6 million due to continued strength in laser, LED and Singapore sales, which bodes well for the fourth quarter and early 2006,” commented Blodgett. “During the quarter we announced the world’s first 3D Smart Camera system in conjunction with SICK AG, one of Europe’s leading sensor companies. This new product line has been well received by the marketplace and we expect it to generate significant revenue growth for our laser product line over the next twelve months as SICK further expands its product offering.”

“Last month we began selling Ytterbium fiber for the fiber laser market, as we continue to broaden our overall fiber offering. Fiber lasers, which are expected to capture an increasing percentage of the industrial laser market, represent an important growth opportunity for StockerYale’s specialty fiber business. After years of research and significant capital expenditures, our Company is uniquely positioned as one of only a few specialty fiber companies in the world to offer such a broad range of fibers. Servicing this new market, along with the gyroscope, hydrophone and CATV amplifier markets, we expect this business to enhance the Company’s long-term prospects for both revenue growth and profitability,” added Blodgett

“StockerYale remains focused on growing our business by providing customers with leading edge photonics products, while continuing to manage costs and implement steps to strengthen the Company’s balance sheet through real estate sales. We are encouraged by the favorable growth indicators that we see in our business and expect these actions to generate continued sequential revenue growth, improved margins and operating efficiency, which we expect will drive continued improvement in StockerYale’s financial performance over the balance of 2005 into 2006,” concluded Blodgett.

Use of Non-GAAP Financial Measures

EBITDA is not a recognized measure for financial statement presentation under United States generally accepted accounting principles (U.S. GAAP). The Company believes that the non-GAAP measure of EBITDA provides management and investors with a useful supplemental measure and understanding of the Company’s actual and expected operating and financial performance by excluding the impact of interest, taxes, depreciation and amortization. Management uses EBITDA as a measurement to evaluate the Company’s financial performance for purposes of planning and forecasting future periods. EBITDA does not have any standardized definition and therefore may not be comparable to similar measures presented by other reporting companies. These non-GAAP results should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with U.S. GAAP.

A reconciliation of net loss to EBITDA is as follows:

	Three Months Ended September 30
	2005	2004
Net loss	$(1,909)	$(2,530)
Add:
Interest expense (net)	300	220
Depreciation	524	490
Intangible asset amortization	80	80
Asset impairment	—	—
Warrant & debt acquisition amortization	516	516

EBITDA	$(489)	$(1,224)

About StockerYale

StockerYale, Inc., headquartered in Salem, NH, is an independent designer and manufacturer of structured light lasers, light emitting diodes, (LEDs), fiber optic, and fluorescent illumination technologies as well as specialty optical fiber and phase masks for use in a wide range of markets and industries including the machine vision, telecommunications, aerospace, defense and security, utilities, industrial inspection, and medical markets. StockerYale serves a widely varied, international customer base and reinvests a significant percentage of its revenues in R&D to meet the future requirements of its customers. StockerYale has offices and subsidiaries in the U.S., Canada, Europe, and the Pacific Rim.

For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com or contact StockerYale, Inc., at 32 Hampshire Rd., Salem, NH, 03079. Call 800-843-8011, Fax 603-893-5604, Email: info@stockeryale.com.

Notice to Investors:

This press release contains forward-looking statements that do not give full weight to all the potential risks, but relate to StockerYale’s plans, objectives, and expectations, which are dependent upon a number of factors outside of StockerYale’s control including, but not limited to: uncertainty that StockerYale’s new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale’s ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. You should also refer to the discussion under “Factors that may Affect Future Results” in StockerYale’s quarterly report on Form 10-QSB for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

This press release also contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, the Company’s future operating results and sales trends. Reliance should not be placed on forward looking statements because they involve known and unknown risks, uncertainties and other factors which are in some cases, beyond the control of StockerYale, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Consolidated Statements of Operations

($ In thousands except per share data)

	Three Months Ended September 30
	2005	2004
Net Sales	$4,976	$4,852
Cost of Sales	3,409	3,392

Gross Profit	1,567	1,460
Research & Development Expenses	776	832
Selling, General & Administrative
Expenses	1,804	2,342
Amortization of Intangible Assets	80	80
Asset Impairment Expense	—	—

Operating Income/(Loss)	(1,093)	(1,794)
Interest & Other Expense	63	24
Warrant & Debt Acquisition Expense	516	516
Interest Expense	237	196

Pretax Income/(Loss)	(1,909)	(2,530)

Net Income/(Loss)	$(1,909)	$(2,530)
Earnings/(Loss) Per Share	$(0.07)	$(0.12)
Weighted Average Shares Outstanding	26,666	21,651

Consolidated Condensed Balance Sheets

	September 30, 2005	December 31, 2004
ASSETS
Total Current Assets	10,047	10,751
Property, Plant & Equipment, Net	16,671	18,582
Other Assets	4,017	4,445

Total Assets	$30,735	$33,778

LIABILITIES AND STOCKHOLDERS EQUITY
Total Liabilities	14,159	14,197
Stockholders Equity	16,576	19,581

Total Liabilities and Stockholders’ Equity	$30,735	$33,778

Contact:

StockerYale, Inc.

Fred Pilon, 603-893-8778

fpilon@stockeryale.com